PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated April 9, 2007	Registration No. 333-141868
and Prospectus dated April 9, 2007)
KfW, Frankfurt/Main, Federal Republic of Germany
U.S. $10,000,000 5.125% Callable Notes due October 25, 2012
CUSIP: 48245ABE0
ISIN: US48245ABE01
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

		Discounts and	Proceeds,
	Price to Public(1)	Commissions	before expenses to KfW
Per Note	variable	0.46%	99.54%
Total	variable	U.S.$ 46,000	U.S.$ 9,954,000
(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about October 25, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

MERRILL LYNCH & CO.
OCTOBER 9, 2007

ABOUT THIS PRICING SUPPLEMENT
     This pricing supplement supplements the accompanying prospectus supplement dated April 9, 2007 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 9, 2007 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
     You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealer are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

PS-2

SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S. $10,000,000 5.125% Callable
Notes Due October 25, 2012
Aggregate Principal Amount: U.S. $10,000,000	Interest Rate: 5.125 % per annum
Original Issue Date: October 25, 2007	Maturity Date: October 25, 2012
Interest Commencement Date: October 25, 2007	Final Redemption Price: 100%

Payments:
First Interest Payment Date:  April 25, 2008
Interest Payment Date(s):   semi-annually in arrears on April 25 and October 25 in each calendar year from and including April 25, 2008 up to and including the Maturity Date
Redemption:       ☑ Yes            ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date (as provided in para. 2 of §7 of the Conditions):  starting April 25, 2008 and semi-annually thereafter (each April 25 and October 25)
Minimum Redemption Notice Period:  10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):  100%
Repayment:       ☐ Yes             ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency:   U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: ___________
Payments of interest: ___________
Authorized Denomination:  U.S. $1,000
Exchange Rate Agent: ___________
Original Issue Discount Note (“OID”):       ☐  Yes            ☑ No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID: ___________
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:                      )
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified:                      )
Other Terms of Notes:
N/A
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

PS-3